Exhibit 5.1

July 16, 2012

Anheuser-Busch InBev Worldwide Inc.,

1209 Orange Street,

Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $1,500,000,000 aggregate principal amount of the 0.800% Notes due 2015, $2,000,000,000 aggregate principal amount of the 1.375% Notes due 2017, $3,000,000,000 aggregate principal amount of the 2.500% Notes due 2022 and $1,000,000,000 aggregate principal amount of the 3.750% Notes due 2042 (the “Debt Securities”) of Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”), issued pursuant to the Indenture, dated as of October 16, 2009, as amended from time to time, and as supplemented by the Twenty-Fifth, Twenty-Sixth, Twenty-Seventh and Twenty-Eighth Supplemental Indentures, as applicable (the “Indenture”), by and among the Issuer, Anheuser-Busch InBev SA/NV (the “Parent Guarantor”),

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Anheuser-Busch Companies, LLC, Brandbrew S.A. and Cobrew NV/SA (each a “Subsidiary Guarantor,” and together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (ii) the related guarantees (the “Guarantees”) of the Debt Securities of each of the Guarantors, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) the Debt Securities constitute valid and legally binding obligations of the Issuer and (2) the Guarantees constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) Brandbrew S.A. is validly existing as a company limited by shares (société anonyme) under the laws of Luxembourg, (ii) each of Cobrew NV/SA and Anheuser-Busch InBev SA/NV is a validly existing limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium,

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(iii) the Indenture has been duly authorized, executed and delivered by each of Brandbrew S.A., Cobrew NV/SA and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (iv) the execution and delivery of the Indenture and the execution, issuance, sale and delivery of the Debt Securities and the Guarantees have not resulted in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation, (v) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding on each of Brandbrew S.A., Cobrew NV/SA and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (vi) the Debt Securities and the Guarantees conform to the specimens thereof examined by us, (vii) the Trustee’s certificates of authentication of the Debt Securities have been manually signed by one of the authorized officers of the Trustee, and (viii) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. We note that, with respect to all matters of Belgian law and Luxembourg law, you are relying upon the opinions of Clifford Chance LLP, dated today’s date.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

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We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and Guarantees to be incorporated by reference in the Registration Statement relating to the Debt Securities (File No. 333-169514) filed on Form F-3, as amended, in accordance with procedures of the Securities and Exchange Commission and to the reference to us under the heading “Validity of Securities” in the prospectus supplement, dated July 11, 2012, relating to the Debt Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP